UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2025

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Madison Avenue, 25th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 813-1828

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PAVM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 23, 2025, Veris Health Inc. (“Veris”), a majority owned subsidiary of PAVmed Inc. (the “Company”), entered into subscription agreements (each, a “Veris Subscription Agreement”) with certain accredited investors (collectively, the “Investors”), pursuant to which Veris agreed to sell and the Investors agreed to purchase (the “Offering”) 1,785,714 shares of common stock, par value $0.001 per share, of Veris (“Veris Common Stock”) and warrants to purchase 1,785,714 shares of Veris Common Stock (“Veris Warrants”), at a purchase price of $1.40 per share of Veris Common Stock.

On the same day, Veris consummated the Offering, generating gross proceeds to Veris of approximately $2.5 million. The proceeds of the offering will be used to continue development activities related to Veris’ implantable physiological monitor and for general working capital purposes. After the Offering, the Company owns 75.3% of the Veris Common Stock on a fully-diluted basis.

The Subscription Agreement contains customary representations, warranties, covenants and indemnities of Veris and the Investors, as well as a covenant by Veris to provide the Investors with protection against subsequent equity raises by Veris at a lower valuation (solely to the extent the Investors continue to hold the shares issued in the Offering), with such protection to be effected through the issuance of additional shares of Veris Common Stock. In addition, Veris granted certain of the Investors a 100% participation right in future offerings of equity securities by Veris, subject to existing participation rights of the Company’s debt holder, and agreed not to incur any indebtedness until December 23, 2026, subject to certain exceptions. In accordance with the Subscription Agreement, Veris also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which Veris granted the Investors customary demand and piggyback registration rights. The Investors may exercise the demand registration rights only if Veris consummates a going public transaction.

The Veris Warrants become exercisable six months after issuance and expire on the earlier of (i) the five-year anniversary of the initial exercise date and (ii) the 60th day following receipt by Veris of FDA approval of its implantable physiological monitor. The Veris Warrants have an exercise price of $1.40 per share, subject to adjustment as described below. The Veris Warrants may be exercised only for cash. The exercise price and number and type of securities or other property issuable on exercise of the Veris Warrants may be adjusted in certain circumstances, including in the event of a stock split or combination, stock dividend, or a recapitalization, reorganization, merger or similar transaction. In addition, if Veris completes a subsequent equity raises at a lower valuation, the exercise price of the Veris Warrants will be reduced to such lower valuation and the number of shares issuable on exercise of the Veris Warrants will be increased so that the aggregate exercise price remains the same. In addition, a holder of the Veris Warrants will be entitled to participate in rights offerings or pro rata distributions by Veris.

The offer and sale of Veris Common Stock and Veris Warrants, and the offer and sale of the shares of Veris Common Stock issuable upon exercise of the Veris Warrants, are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale, and Veris took appropriate measures to restrict the transfer of the securities.

The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2025	PAVMED INC.

	By:	/s/ Dennis McGrath
Dennis McGrath
President and Chief Financial Officer